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                                                                  Exhibit (b)(I)

                         DEUTSCHE BANK SECURITIES INC.
                                 60 WALL STREET
                            NEW YORK, NEW YORK 10005

                                                         Thursday, June 17, 2004

Coeur d'Alene Mines Corporation
505 Front Avenue, P.O. Box I
Coeur d'Alene, ID 83816

Ladies and Gentlemen:

     Deutsche Bank Securities Inc. ("DBSI") is aware that Coeur d'Alene Mines Corporation ("you" or the "Company") has proposed to enter into an arrangement agreement with Wheaton River Minerals Ltd. (the "Transaction") in which the Company would, directly or indirectly, acquire all of the outstanding stock of Wheaton River Minerals Ltd ("Wheaton"). You have advised DBSI that you intend to propose new terms for the transaction on or about Monday, June 21, 2004, pursuant to a dissident offering circular (the "Dissident Offering Circular") filed with the applicable Canadian securities authorities. Wheaton has executed and delivered a definitive arrangement agreement with Iamgold Corp. (the "Iamgold Transaction").

     We are pleased to inform you that subject to the terms of this letter we will provide you an underwritten commitment for up to $225 million of convertible notes ("Notes") with the terms set forth in the term sheet attached as Attachment A hereto (the "Term Sheet").

     This commitment is subject to (i) the Notes having the terms set forth in the Term Sheet, (ii) the entering into of a purchase agreement relating to the Notes reasonably satisfactory to Deutsche Bank which contains reasonable and customary representations and warranties from the Company, requires the delivery of customary legal opinions acceptable to Deutsche Bank and an acceptable comfort letter from the Company's certified public accountants, and provides for reasonable and customary indemnification of Deutsche Bank by the Company or, in the event the indemnification provisions are held to be unenforceable, reasonable and customary contribution provisions and (iii) the entering into of a registration rights agreement reasonably satisfactory to
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Deutsche Bank obligating the Company to file a shelf registration statement with the SEC relating to the resale of the convertible notes and the underlying shares of common stock of the Company within the time period set forth in the Term Sheet and including provisions relating to the Company's cooperation in Deutsche Bank's underwriter due diligence efforts, the entering into an underwriting agreement reasonably satisfactory to Deutsche Bank which contains reasonable and customary representations and warranties from the Company, requires the delivery of customary legal opinions acceptable to Deutsche Bank and an acceptable comfort letter from the Company's certified public accountants, and provides for reasonable and customary indemnification of Deutsche Bank by the Company or, in the event the indemnification provisions are held to be unenforceable, reasonable and customary contribution provisions and includes a step up in the interest rate on the Notes in the event that the registration statement is not declared effective within the mandated time frame as further described in the Term Sheet.

     This letter will be governed by the law of the State of New York.
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     Please confirm your acknowledgement and acceptance of the terms of this letter by signing and returning the attached copy of this letter.

                                         Very truly yours,

                                         DEUTSCHE BANK SECURITIES INC.


                                         By: /s/ Alex Vitale
                                             --------------------------
                                             Name: Alex Vitale
                                             Title: Managing Director



                                         By: /s/ Eric J. Hirschfield
                                             --------------------------
                                             Name: Eric J. Hirschfield
                                             Title: Managing Director

AGREED TO AND ACCEPTED as of
the date first written above:

Coeur d'Alene Mines Corporation


By: /s/ Dennis E. Wheeler
    ------------------------------------
    Name: Dennis E. Wheeler
    Title: Chairman of the Board and CEO



By: /s/ James A. Sabala
    -------------------------------------
    Name: James A. Sabala
    Title: Executive Vice President and CFO